Exhibit 99.1

Mistras Group Inc. Strong 3rd Quarter Results Demonstrate Continued Growth in Revenues and Profits.

Revenue increases 31%, Adjusted EBITDA* Increases 28%

PRINCETON JUNCTION, N.J., April 4, 2012 (GLOBE NEWSWIRE) — Mistras Group, Inc. (NYSE:MG—News), a leading “one source” global provider of technology-enabled asset protection solutions, today reported financial results for the fiscal 2012 third quarter ending February 29th.

Revenue for the third quarter was $104.1 million, an increase of 31% over the $79.2 million reported in the third quarter of fiscal 2011. Adjusted EBITDA*, a non-GAAP measure detailed later in this release, increased 28% to $13.4 million in the third quarter of fiscal 2012 versus $10.5 million in the third quarter of fiscal 2011. Net income for the third quarter of fiscal 2012, which includes charges for acquisition related expenses of $0.8 million and a loss on early extinguishment of debt of $0.1 million, was $3.0 million, or $0.11 per diluted share, a 24% increase compared to the third quarter of fiscal 2011. On a non-GAAP basis, net income for the third quarter of fiscal 2012 with the adjustments detailed in the attached reconciliation schedule, including those mentioned above, grew 51% to $3.7 million or $0.13 per diluted share, versus $2.4 million, or $0.09 per diluted share, in the third quarter of fiscal 2011.

Consistent with prior quarters, organic growth was a significant contributor to the revenue gain. In the third quarter of fiscal 2012, the organic growth rate was 17%, followed by acquisition growth of 15% and the balance due to foreign currency fluctuations. Also consistent with prior quarters, the revenue growth in the third quarter was achieved across a broad range of target markets.

Additional Financial Highlights for the Fiscal 2012 Third Quarter and Nine Month periods:

•	In the first nine months of fiscal 2012, revenues grew 31% to $309.8 million, and adjusted EBITDA grew 32% to $45.9 million.

•

Net income for the first nine months of fiscal 2012 was $14.2 million, or $0.50 per diluted share, a 46% increase over the first nine months of fiscal 2011. On a non-GAAP basis, net income for the first nine months of fiscal 2012, with the adjustments detailed in attached reconciliation schedule, grew 47% to $14.6 million or $0.51 per diluted share, versus $9.9 million, or $0.37 per diluted share in the prior year.

•

Operating income for the first nine months of fiscal 2012 grew 41% to $25.6 million versus $18.2 million in the prior year. Operating income margins in the first nine months of fiscal 2012 increased to 8.3% of revenues versus 7.7% in the prior year.

•

SG&A as a percent of revenues declined in both the third quarter and first nine months of fiscal 2012, declining to 19.2% of revenues in the first nine months of fiscal 2012, versus 19.9 % in the prior year.

•	Gross profit margins in the third quarter of fiscal 2012 were consistent with the same period in the prior year.

Chairman and Chief Executive Officer, Dr. Sotirios J. Vahaviolos stated that “I am pleased with the continued momentum of our business in the third quarter, where we achieved significant revenue growth across all of our market segments, and once again delivered organic revenue growth in the mid-teens.” He then continued, “During the third quarter we closed several small, but strategic acquisitions in France, the U.K. and Canada that are strengthening our presence abroad and will be in alignment with our business model, capable of delivering outsourced inspection evergreen type work.”

Business Outlook/Guidance for Fiscal Year 2012

The Company’s outlook is for continued double digit growth in revenue and Adjusted EDITDA*. Based on the results of the first nine months of fiscal 2012, the Company is adjusting its previously issued guidance and now projects its fiscal 2012 revenues to be in the range of $415 million to $420 million and Adjusted EBITDA* to be in the range of $66 million to $68 million. Mistras does not provide specific guidance for individual quarters, but will reaffirm or update its annual guidance at least quarterly.

Earnings Conference Call

In connection with this earnings release, Mistras will hold its quarterly conference call on Thursday, April 5th at 9:00 a.m. (Eastern). The call will be broadcast over the Web and can be accessed on Mistras’ Website, www.mistrasgroup.com. Individuals in the U.S. wishing to participate in the conference call by phone may call 1-866-202-4683 and use confirmation code 12752396 when prompted. The International dial-in number is 1-617-213-8846.

About Mistras Group, Inc.

Mistras offers one of the broadest “one source” services and technology-enabled asset protection solution portfolios in the industry used to evaluate the structural integrity of energy, industrial and public infrastructure. Mission critical services and solutions are delivered globally and provide customers with the ability to extend the useful life of their assets, improve productivity and profitability, comply with government safety and environmental regulations and enhance risk management operational decisions.

Mistras uniquely combines its industry leading products and technologies—24/7 on-line monitoring of critical assets; mechanical integrity (“MI”) and non-destructive testing (“NDT”) services; and its proprietary world class data warehousing and analysis software—to provide comprehensive and competitive products, systems and services solutions from a single source provider.

For more information, please visit the company’s website at www.mistrasgroup.com or contact Frank Joyce, Chief Financial Officer at 609-716-4103.

Forward-Looking and Cautionary Statements

Certain statements made in this press release are “forward-looking statements” about Mistras’ financial results and estimates, products and services, business model, strategy, growth opportunities, profitability and competitive position. These forward-looking statements generally use words such as “future,” “possible,” “potential,” “targeted,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “project,” “will,” “may,” “should,” “could,” “would” and other similar words and phrases. Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. A list, description and discussion of these and other risks and uncertainties can be found in the “Risk Factors” section of the Company's Annual Report on Form 10-K for fiscal year 2011 filed with the Securities and Exchange Commission on August 12, 2011, as updated by our reports on Form 10-Q and Form 8-K. The forward-looking statements are made as of the date hereof, and Mistras undertakes no obligation to update such statements as a result of new information, future events or otherwise.

* Use of Non-GAAP Measures

The term “Adjusted EBITDA” and the adjustments to net income and to earnings per share are financial measurements not calculated in accordance with U.S. generally accepted accounting principles. The Company believes that investors and other users of the financial statements benefit from the presentation of Adjusted EBITDA and these adjustments to net income and earnings per share because they provide additional metrics to compare the Company's operating performance on a consistent basis and measure underlying trends and results of the Company's business. Reconciliations of Adjusted EBITDA, adjusted net income and adjusted earnings per share to financial measurements under GAAP are set forth in tables attached to this press release.

Mistras Group, Inc.

Unaudited Consolidated Balance Sheets

(in thousands, except share data)

	February 29, 2012	May 31, 2011
ASSETS
Current Assets
Cash and cash equivalents	$7,931	$10,879
Accounts receivable, net	95,257	78,031
Inventories, net	13,173	9,830
Deferred income taxes	1,324	1,278
Prepaid expenses and other current assets	9,354	6,761

Total current assets	127,039	106,779
Property, plant and equipment, net	58,570	49,168
Intangible assets, net	33,559	27,304
Goodwill	80,053	64,146
Other assets	1,511	1,240

Total assets	$300,732	$248,637

LIABILITIES, PREFERRED STOCK AND EQUITY
Current Liabilities
Current portion of long-term debt	$5,963	$7,226
Current portion of capital lease obligations	6,644	5,853
Accounts payable	7,142	6,656
Accrued expenses and other current liabilities	40,332	28,028
Income taxes payable	466	2,825

Total current liabilities	60,547	50,588
Long-term debt, net of current portion	34,645	14,625
Obligations under capital leases, net of current portion	12,847	9,623
Deferred income taxes	2,425	2,863
Other long-term liabilities	5,197	3,452

Total liabilities	115,661	81,151

Commitments and contingencies
Preferred stock, 10,000,000 shares authorized	—	—
Equity
Common stock, $0.01 par value, 200,000,000 shares authorized, 27,938,173 and 27,667,122 shares issued and outstanding as of February 29, 2012 and May 31, 2011, respectively	279	277
Additional paid-in capital	185,984	180,594
Retained earnings (accumulated deficit)	204	(14,017)
Accumulated other comprehensive (loss) income	(1,675)	303

Total Mistras Group, Inc. stockholders’ equity	184,792	167,157
Noncontrolling interest	279	329

Total equity	185,071	167,486

Total liabilities, preferred stock and equity	$300,732	$248,637

Mistras Group, Inc.

Unaudited Consolidated Statement of Operations

Three and Nine Months Ended February 29, 2012 and February 28, 2011

(in thousands, except per share data)

	Three months ended		Nine months ended
	February 29, 2012	February 28, 2011	February 29, 2012	February 28, 2011
Revenues:
Services	$94,253	$72,411	$281,097	$216,616
Products	9,865	6,802	28,688	19,844

Total revenues	104,118	79,213	309,785	236,460

Cost of revenues:
Cost of services	66,336	50,696	194,270	147,754
Cost of products sold	4,238	2,460	12,094	7,804
Depreciation related to services	3,760	3,307	10,639	9,252
Depreciation related to products	200	153	563	467

Total cost of revenues	74,534	56,616	217,566	165,277

Gross profit	29,584	22,597	92,219	71,183
Selling, general and administrative expenses	20,806	16,005	59,565	47,099
Research and engineering	578	514	1,769	1,638
Depreciation and amortization	1,805	1,385	4,787	3,889
Acquisition-related costs	849	—	510	—
Legal reserve	—	—	—	351

Income from operations	5,546	4,693	25,588	18,206
Other expenses
Interest expense	814	596	2,620	1,957
Loss on extinguishment of long-term debt	113	—	113	—

Income before provision for income taxes	4,619	4,097	22,855	16,249
Provision for income taxes	1,548	1,690	8,672	6,562

Net income	3,071	2,407	14,183	9,687
Net (income) loss attributable to noncontrolling interests, net of taxes	(34)	36	38	26

Net income attributable to Mistras Group, Inc.	$3,037	$2,443	$14,221	$9,713

Earnings per common share:
Basic	$0.11	$0.09	$0.51	$0.36
Diluted	$0.11	$0.09	$0.50	$0.36
Weighted average common shares outstanding:
Basic	27,921	26,667	27,794	26,665
Diluted	28,829	26,919	28,563	26,824

Mistras Group, Inc.

Unaudited Operating Data by Segment

(in thousands)

	Three months ended		Nine months ended
	February 29, 2012	February 28, 2011	February 29, 2012	February 28, 2011
Revenues
Services	$80,895	$66,708	$253,493	$198,098
Products and Systems	9,824	5,436	26,429	15,974
International	17,164	8,671	38,794	27,062
Corporate and eliminations	(3,765)	(1,602)	(8,931)	(4,674)

	$104,118	$79,213	$309,785	$236,460

	Three months ended		Nine months ended
	February 29, 2012	February 28, 2011	February 29, 2012	February 28, 2011
Gross profit
Services	$20,640	$16,650	$68,001	$53,404
Products and Systems	4,938	3,049	12,952	8,440
International	4,586	2,935	12,263	9,466
Corporate and eliminations	(580)	(37)	(997)	(127)

	$29,584	$22,597	$92,219	$71,183

Mistras Group, Inc.

Unaudited Reconciliation of

Net Income Attributable to Mistras Group, Inc. (GAAP) to EBITDA and Adjusted EBITDA (Non-GAAP)

(in thousands)

	Three months ended		Nine months ended
	February 29, 2012	February 28, 2011	February 29, 2012	February 28, 2011
EBITDA and Adjusted EBITDA data
Net income attributable to Mistras Group, Inc. (GAAP)	$3,037	$2,443	$14,221	$9,713
Interest expense	814	596	2,620	1,957
Provision for income taxes	1,548	1,690	8,672	6,562
Depreciation and amortization	5,765	4,845	15,989	13,608

EBITDA	$11,164	$9,574	$41,502	$31,840
Stock compensation expense	1,244	903	3,791	2,680
Acquisition-related costs	849	—	510	—
Legal reserve	—	—	—	351
Loss on extinguishment of long-term debt	113	—	113	—

Adjusted EBITDA (Non-GAAP)	$13,370	$10,477	$45,916	$34,871

Mistras Group, Inc.

Unaudited Reconciliation of

Net Income Attributable to Mistras Group, Inc. (GAAP) to Adjusted Net Income and Adjusted Earnings Per Share (Non-GAAP)

(in thousands)

	Three months ended		Nine months ended
	February 29, 2012	February 28, 2011	February 29, 2012	February 28, 2011
Adjusted net income
Net income attributable to Mistras Group, Inc. (GAAP)	$3,037	$2,443	$14,221	$9,713
Acquisition-related costs ($0.8 million and $0.5 million, pre-tax for each of the three and nine months ended February 29, 2012)	565	—	317	—
Legal reserve ($0.4 million, pre-tax for the nine months ended February 28, 2011)	—	—	—	209
Loss on extinguishment of long-term debt ($0.1 million, pre-tax for each of the three and nine months ended February 29, 2012)	75	—	70	—

Adjusted net income (Non-GAAP)	$3,677	$2,443	$14,608	$9,922

Adjusted diluted net earnings per common share
Diluted earnings per common share (GAAP)	$0.11	$0.09	$0.50	$0.36
Acquisition-related costs	0.02	—	0.01	—
Legal reserve	—	—	—	0.01
Loss on extinguishment of long-term debt	—	—	—	—

Adjusted diluted net earnings per common share (Non-GAAP)	$0.13	$0.09	$0.51	$0.37